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                                                               Filed Pursuant to
                                                 Rule 424(b)(3) of the Rules and
                                                           Regulations under the
                                                          Securities Act of 1933

                                           Registration Statement No. 333-116327


                  PROSPECTUS SUPPLEMENT DATED OCTOBER [ ], 2004
                       (TO PROSPECTUS DATED JULY 12, 2004)


                                [GRAPHIC OMITTED]
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                        8,207,966 shares of common stock


         This prospectus supplement to the prospectus dated July 12, 2004 relates to up to 8,207,966 shares of our common stock that may be disposed of from time to time by the selling shareholders.

         The prospectus supplement should be read in conjunction with the prospectus dated July 12, 2004. The information in this prospectus supplement updates certain information contained in the prospectus dated July 12, 2004.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ________________



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                         ACQUISITION OF COMPUSVEN, INC.

         As set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission July 28, 2004 and amended September 29, 2004, we acquired all of the issued and outstanding capital stock of CompuSven, Inc., a Florida corporation ("CompuSven"). The acquisition was completed pursuant to a Stock Purchase Agreement with Sven James, the sole stockholder of CompuSven. The total purchase price consisted of $889,985, of which $869,379 was paid at closing and 43,353 shares of the Company's common stock. Of this amount, $773,900 and 36,850 shares of Common Stock were issued to Mr. James, and pursuant to an existing agreement between CompuSven and Email Technologies, Inc., a Florida corporation, the balance of the purchase price was issued to Email Technologies. In connection with the acquisition, we entered into an employment agreement with Mr. James to serve as the Chief Technology Officer of the Company. Upon completion of the acquisition, CompuSven became a wholly-owned subsidiary of the Company.

         CompuSven conducts its operations in Naples, Florida and provides e-mail migration, e-mail data and directory management software and related services to business organizations. Its principal product, the Stellar E-Mail Shuttle(TM), is an e-mail migration and coexistence product that provides e-mail migration and data synchronization between e-mail systems, known as Anywhere2Anywhere(TM) technology. The e-mail systems supported by the Stellar E-Mail Shuttle(TM) include: Microsoft(R) Exchange Server/Outlook, Lotus(R) Domino/Notes, Novell GroupWise(R) and any IMAP4 e-mail system. The Stellar E-Mail Shuttle(TM) migrates and/or synchronizes inboxes, public folders and directories, calendars, bulletin boards, conferences, to-do lists, and groups. Its modular design includes extractor and loader components which allow migration from multiple systems at any one time from a single management console called Launchpad(TM).

         The acquisition of CompuSven was in furtherance of our business plan which includes acquiring or investing in complementary businesses, assets or technologies in order to keep current with the evolution of employee internet management technology. Stellar E-Mail Shuttle, together with our existing internet monitoring system, enables us to provide a more comprehensive employee internet management solution offering to our customers.


October 29, 2004